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Exhibit 99.1

PEAPOD ENTERS INTO LETTER OF INTENT FOR $120 MILLION EQUITY FINANCING

CHICAGO--(BUSINESS WIRE)--Feb. 14, 2000--

Peapod, Inc. (NASDAQ:PPOD - news), the nation's leading Internet grocer, today announced it has signed letters of intent under which Apollo Management, L.P., The Yucaipa Companies, Pequot Capital Management, Inc., and GRP II, L.P., will invest an aggregate of $120 million of equity in Peapod in a financing transaction that will significantly strengthen the company's position in the rapidly growing Internet grocery industry.

"From the outset, linking up with world-class partners was a key element of our funding strategy," said Bill Malloy, Peapod's President and Chief Executive Officer. "The unique strengths and expertise that each of these investors brings across the board -- grocery, Internet, retail -- is unparalleled in this industry. These are investors that can bring Peapod the proven experience and resources we need to grow our business and deliver increased value to our shareholders."

Speaking on behalf of the new investors in Peapod, Ronald W. Burkle of The Yucaipa Companies said, "I've made substantial investments in traditional grocery companies and have studied the Internet grocery sector closely since it began. With its consumer database built over ten years of experience in several markets, Peapod is the best Internet grocery opportunity I've seen." Peter P. Copses of Apollo added, "Peapod is in a unique position as the country's leading player in the rapidly growing Internet grocery category. Its management expertise will be complemented by the contributions of the new investors, particularly Yucaipa, positioning Peapod extremely well to capitalize on this substantial market opportunity."

Peapod intends to use the proceeds of this financing to convert and expand its presence in current markets and to develop new markets. In 1999, Peapod began its conversion to a warehouse-based distribution model. The company recently accelerated this conversion with state-of-the-art distribution management and systems implemented by McLane Group L.P., a leading provider of distribution-logistics services and technology to food companies.

"We have been very pleased with the results of our new distribution model in Chicago and San Francisco," said Malloy. "This strategy affords maximum flexibility, an improved higher-service model for customers and cost effectiveness in market rollouts. Now with this investment, Peapod will have the resources to capitalize on the brand it has created during the past decade, and our industry-leading customer base of more than 100,000 customers, through the execution of our demonstrated distribution strategy in other major markets."

The financing is expected to close in early March and is subject to various closing conditions, including the negotiation and execution of definitive agreements and the satisfactory completion of due diligence.

The letters of intent contemplate that the investors will purchase a total of $120 million of convertible preferred stock of Peapod with a conversion price of $8.00 per share. The investors will acquire $28 million of such preferred stock after the definitive agreements are executed, and

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an additional $92 million of preferred stock following receipt of shareholder and regulatory approvals. The terms of the preferred stock specify an initial annual dividend rate of 7.5% payable quarterly. At December 31, 1999, Peapod had approximately 18.2 million shares of common stock outstanding.

As part of the transaction, each investor will receive with respect to each share of common stock into which the preferred stock is convertible, a warrant to purchase one share of Peapod common stock at $8.00 per share, subject to adjustment. The investors may exercise the warrants commencing one year after issuance, subject to earlier exercise in certain circumstances. Each investor will be making a separate investment and its obligation to make its investment is several, not joint. The letters of intent also contemplate that Peapod will increase the number of members on its board of directors from nine to 11, with the holders of the preferred stock having the right to elect up to five directors.

Wasserstein Perella & Co., Inc., is serving as financial advisor to Peapod in this transaction.

About Peapod, Inc.

Peapod, Inc., "Your Personal Grocer and More," is the nation's leading
Internet grocer, providing consumers with broad product choices for local and national grocery delivery service. The Company currently provides services locally in eight metropolitan markets in the United States. More information is available on the Company's web site at www.peapod.com.

About Apollo Management, L.P.

Since its inception in 1990, Apollo and its affiliated funds have invested over $10 billion in a wide variety of businesses, including Ralphs Grocery Company and Dominick's Finer Foods, Inc. in the food retailing industry and Rare Medium, a leading provider of Internet consulting services and investor in early-stage Internet ventures.

About GRP

GRP (www.grpvc.com) makes private equity investments in start-up and early-stage companies in the United States and Europe. Since its inception in early 1996, GRP has focused on investments in companies that leverage technology to deliver breakthrough models for the distribution of goods and services and that have the potential to become major players in the digital economy. GRP has invested in over 35 companies targeting both end-consumers and businesses, including over 20 companies that operate across a wide range of digital segments.

About Pequot Private Equity Fund II, L.P.

The Pequot Private Equity Funds are the private placement/direct investment arm of Pequot Capital Management, Inc. The Pequot Private Equity Funds invest in private and public companies in information technology, telecommunications, and healthcare. Pequot Capital Management, Inc. is a research-intensive investment firm with special focus on high growth investment sectors. Pequot Capital, which is 100% employee-owned, is headquartered in Westport, Connecticut, with offices in New York City and California.

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About The Yucaipa Companies

Yucaipa is a private equity firm with significant investment experience in the food industry including The Kroger Co., Fred Meyer, Inc., Ralphs Grocery Company and Dominick's Finer Foods, Inc. Yucaipa Managing General Partner Ron Burkle is known for his mergers and acquisitions in the supermarket industry, having completed transactions aggregately valued at more than $30 billion.

Except for historical matters contained herein, the matters discussed in this press release, including statements herein regarding Peapod's expansion strategy, its market positioning, its future prospects, and its expectations relating to the proposed financing, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Peapod's business and prospects and cause actual results to differ materially from these forward-looking statements. There can be no assurance that the proposed financing will be completed on the terms described or at all.

CONTACT: Peapod, Inc.
Paula Wheeler, 847/583-6412 (PR)

or

KemperLesnik
Jon Bigness, 312/755-3532

or

Winston Partners
James W. DeYoung, 312/855-0439 (IR)